[OBJECT OMITTED]

Russell 2000(R) Index Linked Reverse Exchangeable Securities due April 30*, 2010
Domestic Small Cap Equities - Yield Enhancement - Short Dated - Fee-Based Accounts

Indicative Terms as of October 6, 2009

CUSIP:              2515A0 VB 6

Issuer:             Deutsche Bank AG, London Branch

Maturity/Tenor:     6 Months

Reverse             The Securities will pay a quarterly coupon (the "Coupon
Convertible         Payment") which will vary from a minimum of 1.75% to a
Securities:         maximum of 2.575% or between $17.50 and $25.75 (TBD on Trade
                    Date) per quarter per $1,000 security Face Amount. You will be entitled to receive the full Face Amount at maturity if
                    (A) the Closing Level of the Reference Underlying is equal to or greater than the Threshold Level at all times during the
                    Observation Period or (B) the Final Level is equal to or
                    greater than the Initial Level.  If the Closing Level of the
                    Reference Underlying is less than the Threshold Level on any day during the Observation Period and the Final Level is less than the Initial Level, you will lose some or all of your
                    initial investment at maturity.

Reference
Underlying:         Russell 2000(R) Index

Initial Level:      The Closing Level of the Reference Underlying on the Trade
                    Date

Final Level:        The Closing Level of the Reference Underlying on the Final
                    Valuation Date

Coupon:             7.00% - 10.30% per annum (TBD on Trade Date) or 1.75% -
                    2.575% per quarter (TBD on Trade Date), payable quarterly in arrears

Coupon              January 29*, 2010 and April 30*, 2010 (the Maturity Date)
Payment Dates:

Threshold Level:    Equal to 80% of the Initial Level

Observation         The period from but not including the Trade Date to and
Period:             including the Final Valuation Date

Payment at          The payment you will receive at maturity (excluding any
Maturity:           Coupon Payment) will be calculated as follows:

                    (a)   If the Closing Level of the Reference Underlying is
                          equal to or greater than the Threshold Level at all
                          times during the Observation Period, you will receive a
                          cash payment per security equal to $1,000 per $1,000
                          security Face Amount

                    (b)   If the Closing Level of the Reference Underlying is
                          less than the Threshold Level on any day during the
                          Observation Period then:

                          1.  if the Final Level is greater than or equal to the
                          Initial Level, you will receive a cash payment per
                          security equal to $1,000 per $1,000 security Face
                          Amount; or

                          2.  if the Final Level is less than the Initial Level,
                          you will receive a cash payment per security equal to:

                          $1,000 + ($1,000 * Reference Underlying Return).
Reference
Underlying          Final Level - Initial Level
Return:             ---------------------------
                           Initial Level

Discounts and       The Securities will initially be distributed
Commissions:        through Deutsche Bank Securities Inc. ("DBSI"), its
                    affiliates and/or certain other affiliated or unaffiliated brokers (collectively, the "Brokers"). DBSI will receive a selling concession of up to 0.55% or $5.50 per $1,000
                    security Face Amount. DBSI may pay referral fees to other
                    Brokers of up to 0.25% or $2.50 per $1,000 security Face
                    Amount and may additionally pay fees of up to 0.30% or $3.00 per $1,000 security Face Amount to certain other Brokers. The agents for this offering are affiliates of ours. For more
                    information see "Supplemental Underwriting Information
                    (Conflicts of Interest)" in term sheet No. 744BF

Agents:             Deutsche Bank Securities Inc. and Deutsche Bank Trust
                    Company Americas

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                              Best Case Scenario
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If the Closing Level of the Reference Underlying never breaches the Threshold
Level on any date during the Observation Period investors will receive a cash payment of $1,000 per $1,000 security Face Amount at maturity in addition to the two quarterly Coupon Payments of between 1.75% and 2.575% (TBD on Trade Date)
for a total payment of between $1,035.00 and $1,051.50 (TBD on Trade Date).

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                              Worst Case Scenario
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If the Closing Level of the Reference Underlying breaches the Threshold Level on any date during the Observation Period, your security Face Amount will decline
1% for each 1% decline in the Reference Underlying, with a maximum loss of 100%
of the security Face Amount and a total payment of only the two quarterly Coupon
Payments of between $35.00 and $51.50 (TBD on Trade Date).

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                                    Benefits
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|X|  U.S. equity index exposure and the ability to receive quarterly Coupon
     Payments yielding a potential above market return in moderately bullish or moderately bearish market environments, subject to a maximum return equal to the amount of the Coupon Payments.

|X|  The Securities have the potential to outperform the Reference Underlying at maturity

|X|  The Securities will pay quarterly Coupon Payments between 1.75% and 2.575%
     (TBD on Trade Date) regardless of the performance of the Reference
     Underlying.

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                                  Risk Factors
--------------------------------------------------------------------------------
|X|  Because the Securities do not offer protection of your initial investment, you may lose up to 100% of your initial investment.

|X|  Return on the Securities is limited to the quarterly Coupon Payments; you will not benefit from any increase in the level of the Reference Underlying in excess of the Coupon Payments.

|X|  Return on the Securities is linked to the level of the Reference Underlying without taking into consideration the value of dividends paid on the component stocks of the Reference Underlying

|X|  An investment in the Securities is subject to the credit of the Issuer

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                                Important Dates
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 Offering Period:.............................October 6, 2009 - October 27, 2009
 Trade Date:...................................................October 27*, 2009
 Settlement Date:..............................................October 30*, 2009
 Final Valuation Date:...........................................April 27*, 2010
Maturity Date:........................................April 30*, 2010 (6 Months)

*Expected. In the event that we make any change to the expected Trade Date and
Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity
Date may be changed so that the stated terms of the Securities and the length of the Observation Period remain the same.

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                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                       NOT A DEPOSIT / NOT INSURED BY ANY
                           FEDERAL GOVERNMENTAL AGENCY
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                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                    Dated October 6, 2009      R-14014-1 (10/09)

Reverse Exchangeable Securities Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Coupon Payment of 8.65% per annum)
		If a Trigger Event Does not Occur			If a Trigger Event Does Occur
Index Return	Total Coupon Payments	Face Amount Payment at Maturity	Reverse Exchangeable Return	Total Payments (per $1,000 invested)	Face Amount Payment at Maturity	Reverse Exchangeable Return	Total Payments (per $1,000 invested)
30.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
20.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
10.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
0.00%	$43.25	$1,000.00	4.33%	$1,043.25	$1,000.00	4.33%	$1,043.25
-5.00%	$43.25	$1,000.00	4.33%	$1,043.25	$950.00	-0.68%	$993.25
-10.00%	$43.25	$1,000.00	4.33%	$1,043.25	$900.00	-5.68%	$943.25
-20.00%	$43.25	$1,000.00	4.33%	$1,043.25	$800.00	-15.68%	$843.25
-30.00%	$43.25	N/A	N/A	N/A	$700.00	-25.68%	$743.25

This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis.

Selected Risk Factors

An investment in the securities involves significant risks. You should read “Selected Risk Considerations” in term sheet No. 744BF for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Reference Underlying and will depend on whether, and the extent to which, the Reference Underlying performance is positive or negative. If the Closing Level of the Reference Underlying is less than the Threshold Level on any date during the Observation Period and the Final Level is less than the Initial Level, your investment will become fully exposed to any negative performance of the Reference Underlying and you could lose up to your entire initial investment in the securities.

THE RETURN ON YOUR INITIAL INVESTMENT IS LIMITED TO THE COUPON PAYMENTS — The return on the securities cannot increase above the Coupon Payments of between 7.00% and 10.30% per annum (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,035.00 and $1,051.50 (to be determined on the Trade Date) for each $1,000 Face Amount of the securities you hold, regardless of any increase in the level of the Reference Underlying.

THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. Coupon Payments and the Payment at Maturity on the securities are subject to our creditworthiness.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Reference Underlying.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as the agents’ commission and our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE REFERENCE UNDERLYING OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the level of the Reference Underlying or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities, the economic interests of the calculation agent and other affiliates of ours are potentially

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Closing Level of the Reference Underlying on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service, or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 744BF and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 744BF and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.